AGREEMENT

                                       AND

                             PLAN OF REORGANIZATION

                                NOVEMBER 15, 2000

         This Agreement and Plan of Reorganization ("Agreement") is made this 15th day of November 2000, by and among SoftQuad Software, Ltd., a Delaware corporation ("Parent"), SoftQuad Software California, Ltd., a California corporation and wholly-owned subsidiary of Parent ("Merger Sub"), Advanced Data Engineering, Inc., a California Corporation ("Company"), and all of the holders of the capital stock of the Company listed on the signature page to this Agreement (collectively, the "Company Stockholders").

                                    RECITALS:

         WHEREAS, the Board of Directors of Company has determined that the merger of Merger Sub with and into Company, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), is in the best interests of Company and its stockholders;

         WHEREAS, the Boards of Directors of Parent and Merger Sub have determined that the Merger is in the best interests of Parent and Merger Sub and their respective stockholders;

         WHEREAS, the Boards of Directors of Parent and Merger Sub have conducted an independent examination into the business of Company and the comparable valuations for transactions similar to the transactions contemplated by this Agreement and have mutually determined in good faith that the Purchase Price (as hereinafter defined) to be paid to the Company Stockholders pursuant to Section 1.6 hereof (as such Purchase Price may be adjusted by the terms and conditions contained herein) reflects the fair market value for all of the capital stock of the Company to be purchased by Parent;

WHEREAS, the Boards of Directors of Parent, Merger Sub and Company have each approved and adopted this Agreement and the Merger and the other transactions contemplated hereby, and the Board of Directors of Company has recommended approval of the Merger by the stockholders of Company; and

WHEREAS, the parties intend, by executing this Agreement, to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   SECTION 1.

                                     Merger

1.1 Merger. At the Effective Time (as defined in Section 1.2 below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code ("California Law"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation of the Merger. Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 Closing; Effective Time. The closing of the Merger (the "Closing") shall take place at 10:00 A.M., Pacific Standard Time, on the later of November 30, 2000 or the second business day after all of the conditions to Closing identified in Section 4 and 5 hereof have been satisfied or waived by the relevant parties (the "Closing Date") at the offices of McDermott, Will & Emery, 227 W. Monroe St., Chicago, IL 60606, counsel to Parent, or such other time or place as the parties may agree. Promptly after the Closing, or at such later time to which the parties hereto may agree, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, and any other required documentation with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing or such later time as may be agreed upon by the parties as set forth in the Agreement of Merger being the "Effective Time").

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

         (a) At the Effective Time, the Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by California Law and such Articles of Incorporation.

         (b) At the Effective Time, the Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.6      Merger Consideration.

         (a) Conversion of Company Capital Stock. The aggregate number of shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") to be issued in exchange for the acquisition by Parent of all outstanding shares of Company Capital Stock at the Effective Time shall be equal to (i) Four Million Eight Hundred Two Thousand Four Hundred Forty Nine Dollars ($4,802,449), less any Excess Expenses pursuant to Section 10.8 hereof (the "Purchase Price") divided by (ii) the average of the closing last sale prices of Parent Common Stock as quoted on the OTC Bulletin Board for the thirty (30) consecutive trading days immediately preceding the day prior to November 15, 2000 (the "Current Market Price"), which is agreed to be $6.40 for purposes of this
Section 1.6 (a), subject to adjustment pursuant to Section 1.6(d) below (the "Merger Shares"), reduced as a result of any Dissenting Shares (as defined below); provided, however, that a portion of such Merger Shares shall be placed into Escrow as set forth in Section 1.13 hereof.

Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company (the "Company Capital Stock"), each share of Company Capital Stock outstanding immediately prior to the Effective Time (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with California Law ("Dissenting Shares")) shall be converted into and exchanged for the right to receive that number of shares of Parent Common Stock determined by dividing the total number of Merger Shares by the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (including Dissenting Shares).

         (b) Cancellation of Company Capital Stock Owned by Parent, Merger Sub or Company. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock, if any, immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

         (c) Company Stock Option Plan. Schedule 1.6(c) contains a true and complete copy of the Company's 1999 Stock Option Plan (the "Company Stock Option Plan"), along with a list of the holders of all outstanding stock options in the Company granted pursuant to the Company Stock Option Plan, which if exercised would have resulted in the issue of 775,000 shares of Company Capital Stock. At the Effective Time all outstanding stock options under the Company Stock Option Plan shall be substituted into options of the Parent and the Company Stock Option Plan shall be terminated. All employees of the Company who were granted incentive stock options under the Company Stock Option Plan will have new incentive stock options granted under the Parent's 2000 Stock Option Plan, in accordance with Schedule 1.6(c), and the prior options will be cancelled. The exercise price under each option granted under the Parent's 2000 Stock Option Plan pursuant to this Section 1.6 (c) shall be $0.96. Such incentive stock options granted under the Parent's 2000 Stock Option Plan shall have the following vesting schedule, with respect to each option holder: (i) 20% of the options shall be exercisable upon date of grant; (ii) 10% of the options shall be exercisable on each three month anniversary of the date of grant thereafter (or the next business day following such anniversary date, if the anniversary date is not a business day), although these vesting provisions will be subject to the same terms and conditions set forth in the employee's employment agreement. These options shall be exercisable no later than February 8, 2010. Notwithstanding any of the above, Parent is required to grant the incentive stock options pursuant to this Section 1.6 (c) only if an employee agrees in writing to the cancellation of the incentive stock options granted under the Company Stock Option Plan and to any modifications necessary for the new options to qualify as incentive stock options under
Section 422 of the Code, and regulations thereunder.

         (d) Adjustments to Number of Merger Shares. The number of Merger Shares shall be appropriately adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

         (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the Current Market Price.

1.7 Surrender of Certificates.

         (a) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall make available for exchange in accordance with this
Section 1, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(e)

         (b) Exchange Procedures. On or after the Effective Time, upon surrender of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to
Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

         (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common

Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefore, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(c)) with respect to such shares of Parent Common Stock. (c) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of Parent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute as a "reorganization" within the meaning of Section 368(a)(2)(E) of the Code.

1.11 Taking of Necessary Action: Further Action[ if, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company immediately prior to the Effective Time are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.12 Additional Consideration Company Stockholders may be entitled to additional consideration in the form of "Additional Shares" as set forth in Section 7.2 hereof. Any Additional Shares shall be placed into Escrow and each Company Stockholder shall be entitled to a number of shares of Parent Common Stock equal to (i) the sum of all Additional Shares multiplied by (ii) the proportion which
(A) the number of Merger Shares which such Company Stockholder has the right to receive by virtue of the Merger in exchange for shares of Company Capital Stock owned of record by such Company Stockholder immediately prior to the Effective Time, bears to (B) the total number of all Merger Shares. The number of Additional Shares shall be appropriately adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the issuance of such Additional Shares.

         1.13 Escrow.  At the Closing,  eighty  percent  (80%) of Parent  Common
Stock comprising the Merger Shares which are payable on surrender of the Certificates to the stockholders of Company (the "Escrow Shares") shall be deposited in the Escrow and subject to the terms of the Escrow Agreement attached as Exhibit A (the "Escrow").

Representations and Warranties of the Company and Company Stockholders to Parent.

The Company, and each of the Company Stockholders, jointly and severally, hereby represent and warrant to Parent that as of the date hereof, with such exceptions as are set forth on the Schedule of Exceptions attached hereto as Exhibit B (specifically identifying the subparagraph to this Section 2 to which each such exception relates), and as of the Closing Date, as follows:

Organization and Standing; Certificate and Bylaws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects or financial condition. The Company has furnished Parent with copies of its Articles of Incorporation and Bylaws, as may have been amended (attached hereto as Schedule 2.1). Said copies are true, correct and complete and contain all amendments as of the date hereof.

Authority and Validity. The Company and each of the Company Stockholders has full capacity, right, power and authority, without the consent of any other persons, to carry out and perform its obligations under the terms of this Agreement, the Escrow Agreement, the relevant Employment Contracts attached as Exhibits C through N, and any other agreements contemplated herein (collectively the "Related Agreements"). This Agreement has been, and the Related Agreements to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of the Company and each of the Company Stockholders, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby does not and will not result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of the Company or any Company Stockholder and are not prohibited by, do not violate or conflict with, any provision of, and do not constitute a default under or a breach of (a) the Articles of Incorporation or Bylaws of the Company, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which a Company Stockholder or the Company is a party or by which a Company Stockholder or the Company or any of their respective assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency,
(d) any law, rule or regulation applicable to a Company Stockholder or the Company, or (e) any fiduciary or other legal obligation to which a Company Stockholder or the Company is subject. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by the Company and Company Stockholders of this

Agreement or the consummation by the Company and Company Stockholders of the transactions contemplated hereby.

         Subsidiaries. The Company does not own or control and has not owned or controlled since the date of its incorporation, directly or indirectly, any equity interest in any corporation, association or other business entity, and the Company is not and has not since the date of its incorporation, been a subsidiary of any corporation or entity.

         Capitalization.
         --------------
         (a) The authorized capital stock of the Company consists of 12,000,000 shares of Company Capital Stock, no par value, of which the 7,200,000 shares constitute all of the shares of capital stock which are issued and outstanding as of the date hereof. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws.

                  2.1.1 (b) Except for the 1999 Stock Option Plan, there are no options, warrants, conversion rights, preemptive rights, rights of first refusal or similar rights to purchase or otherwise acquire from the Company any securities of the Company, nor are there any agreements or understandings with respect thereto.

                  2.1.2 (c) As of the Closing, the Company will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its securities or any options, warrants or other rights to acquire any of its securities.

                  2.1.3 (d) Except as set forth in the 1999 Stock Option Plan, no stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities of the Company or rights to purchase equity securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such securities, as the result of any merger, sale of stock or assets, change in control or other similar transaction by the Company.

                  2.1.4 (e) The holders of all of the Company Capital Stock, immediately prior to the Closing, are set forth on Schedule 2.4(e).

2.5.1 Title, Agreements on Issuance of Company Capital Stock. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any Company Capital Stock. Each of the Company Stockholders as of the date hereof have good, marketable and indefeasible title to all of the Company Capital Stock and the absolute right to sell, assign, transfer and deliver the same to Parent, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

2.5.2 Title to Properties; Liens and Encumbrances. The Company has good and marketable title to all of its properties and assets free and clear of all liens or encumbrances, and is in compliance with the lease terms of all properties leased by it, in each case except (i) for liens for current taxes not yet delinquent, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) for liens in respect of pledges or deposits under workers' compensation laws or similar legislation or
(iv) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property. The Company is not in default under or in breach of any provision of its leases, and the Company holds valid leasehold interests in the properties which it leases. The properties and assets of the Company are in good condition and repair.

2.6  Financial  Statements.  The  Company  has  delivered  to  Parent  financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows including notes thereto) of the Company at March 31, 2000 and for the fiscal year end then ended and its financial statements (balance sheet and profit and loss statement) as at October 31st, 2000, and for the seven (7) month period then ended (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company in all material respects as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2000 and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company as a whole. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. Although the Company records its accounts receivable using the cash basis of accounting, all accounts receivable owned by the Company on the Closing Date will be collected in full within sixty (60) days after the Closing Date.

2.8 Intellectual Property. The Company owns or possesses sufficient legal rights to all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, know-how, concepts, computer programs, software, technical data, proprietary rights, proprietary processes and other information necessary for its business as now conducted and as proposed to be conducted (each such item "Company Intellectual Property") without any conflict with or infringement of the rights of others. Schedule 2.8 contains a complete list of patents, trademarks and copyrights of the Company throughout the world and pending applications therefore and registrations, renewals, extensions and the like thereof. Except for proprietary information agreements with its own employees or consultants, substantially in the form attached hereto as Schedule , and with the exception of standard end-user license agreements, there are no outstanding options, licenses, or agreements of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, know-how, concepts, computer programs, technical data, proprietary rights, proprietary processes and information of any other person or entity. The Company has not received any communications alleging, nor does the Company or the Company Stockholders have reason to believe that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity, and is not aware, based on reasonable investigation, of any reasonable basis therefore or threat thereof. The Company and the Company Stockholders are not aware that any of the its employees, agents, consultants or contractors is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such person's or entity's best efforts to promote the interests of the Company, or that would conflict with the Company's business as proposed to be conducted. The Company and the Company Stockholders are not aware of any violation or infringement by a third party of any of the Company Intellectual Property.
Neither the execution nor the delivery of this Agreement or the Related Agreements, nor the carrying on of the Company's business by the employees, agents, consultants or contractors of the Company, nor the conduct of the Company's business as currently proposed, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which the Company or any of its employees, agents, consultants or contractors is now obligated. The Company has no plan to utilize, and does not believe it is or will be necessary to utilize, any inventions of any of its employees (or people it currently intends to hire) made prior to their employment or engagement by the Company. The Company has valid and fully paid user licenses for each copy of software used, or contained on any computer used, in the business of or owned by the Company.

2.7      Material Contracts and Other Commitments.

         (a) Except as set forth on Schedule 2.9(a) or the Related Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

         (b) Except for the Related Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of or payments to the Company in excess of $20,000,
(ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services to any other person or affect the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services.

         (c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) except as otherwise disclosed in the Company's financial statements, incurred any indebtedness for money borrowed or incurred any other liabilities in excess of $10,000.00, (iii) made any loans or advances to any person, other than ordinary advances to employees for travel expenses, or
(iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the nonexclusive license of software to end-users in the ordinary course of business.

         (d) All the material contracts, agreements and instruments to which the Company is a party (which includes all of those contracts, agreements or instruments requiring the payment of or providing for the receipt of revenues of more than $20,000 over a twelve (12) month period, or which have a term in excess of twelve months) are listed on Schedule 2.9(d), and true, correct and complete copies of each have been delivered to Parent, and such contracts, agreements and instruments are valid, binding and in full force and effect in all material respects, and, to the knowledge of the Company and the Company Stockholders, are valid, binding and enforceable by the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Company is not in default under any contract, and, to the knowledge of the Company and the Company Stockholders, no other party to any such contract is in default.

2.10 Litigation. There are no actions, suits, proceedings, or investigations pending or threatened against the Company or its properties before any court or governmental agency (nor is there any basis therefore). There are no actions, suits, proceedings or investigations against the Company or the Company Stockholders (i) that question the validity of this Agreement, the Related Agreements, the right of the Company or the Company Stockholders to enter into such agreements, the consummation of any action taken or to be taken in connection herewith or therewith or (ii) that might result in any change in the equity ownership of the Company. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of the employees of the Company, their use in connection with the business of the Company of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company or the Company Stockholders with potential backers of the Company. Neither the Company nor any of the Company Stockholders is a party or subject to any writ, order, decree, injunction or judgment of any court, governmental agency, or instrumentality (nor, to the best knowledge of the Company based upon reasonable investigation, is there any reasonable basis therefore or threat thereof). There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

Tax and Other Returns and Reports.
---------------------------------

         (i) The Company has filed all Tax (as defined below) returns required to be filed by it in all applicable jurisdictions and the Company has paid all Taxes (as defined below) for which it is or was liable.

         (ii) Adequate provision has been made in the Financial Statements for all Taxes, and all professional fees related thereto, payable in respect of the business or assets of the Company for all periods up to the date of the balance sheet comprising part of the Company's Financial Statements.

         (iii) U.S. federal, state and local income Tax assessments have been issued to the Company covering all past periods up to and including the fiscal year ended March 31, 2000 and such assessments, if any amounts were owing prior to the date hereof in respect thereof, have been paid, and only the fiscal years subsequent to 1996 remain open for reassessment of additional Taxes, interest or penalties.

         (iv) Assessments for all other applicable Taxes have been issued and any amounts owing thereunder have been paid, and only the time period subsequent to 1996 remains open for reassessment of additional Taxes.

         (v) There are no actions, proceedings or claims of any kind in progress, pending or threatened, and no legal basis for any actions, proceedings or claims against the Company in respect of any Taxes and, in particular, there are no currently outstanding reassessments or written inquiries which have been issued or raised by any governmental authority relating to any such Taxes.

         (vi) The Company has withheld or collected and remitted all amounts required to be withheld or collected and remitted by it in respect of any Taxes.

         (vii) Correct and complete copies of all U.S. federal, state and local Tax returns, including schedules thereto, filed by the Company since 1996 and all written communications with or from any Governmental Entity relating thereto have been made available to the Parent.

           (viii) The Company has withheld or collected from each payment made by it to each of its employees the amount of all Taxes, including, but not limited to, income Taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and have paid the same to the proper Tax authorities.

(ix) The Company has not elected pursuant to the Code, to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the business, properties, prospects, or financial condition of the Company.

(x) The Company has never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations or the assessment or collection of any Tax or governmental charge. The Company has never been audited by governmental authorities.

(xi) "Taxes" means all taxes, levies, assessments, reassessments and other charges together with all related penalties, interest and fines, due and payable to any domestic or foreign government (federal, state, local, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other law, regulation or rulemaking entity having jurisdiction in relevant circumstances. Any of the foregoing individually shall mean a "Tax".

(xii) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has never been a member of an "affiliated group" (as that term is defined in Section 1504 of the Code) filing a consolidated federal income Tax return. The Company is not a party to any Tax allocation or sharing agreement and is not liable for the Taxes of another person or entity under Reg. Section 1.1502-6 promulgated under the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

2.12 Insurance. The Company has in full force and effect fire, casualty and liability insurance policies with recognized insurers. All insurance policies held by the Company, including a listing of the insurance carrier and expiration date, are described on Schedule 2.12. All premiums for insurance policies listed on Schedule 2.12 are paid through December 15, 2000, and notwithstanding the Closing of the transaction contemplated herein, all such insurance policies shall remain in full force and effect through December 15, 2000.

2.13 Employee Benefit Plans. Schedule 2.13 identifies each Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974 ("ERISA") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any of its employees. All such Employee Benefit Plans conform (and at all time have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in compliance with, the requirements of ERISA and all other applicable laws. All premiums due prior to the Closing with respect to any Employee Benefit Plans of the Company have been paid in full.

2.14 Proprietary Information Agreements. Each current and former employee, officer and director of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form attached hereto as Schedule 2.14. No current or former employee or officer has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee's agreement. Neither the Company nor any of the Company Stockholders is aware that any of the Company's current or former employees, officers or directors is in violation thereof. Each current or former consultant to or vendor of the Company that has had access to the confidential information of the Company has executed a written agreement under which, among other things, each such consultant or vendor is obligated to maintain the confidentiality of the confidential information. Neither the Company nor any of the Company Stockholders is aware that any of its consultants or vendors is in violation thereof, and the Company will use its best efforts to prevent any such violation.

2.15 Governmental Consents. No consent, approval, qualification, order or authorization of, or registration, designation, declaration or filing with, any local, state or federal governmental authority is required on the part of the Company Stockholders or the Company in connection with the valid execution, delivery or performance of this Agreement or any Related Agreement or the consummation of any transaction contemplated hereby, except (i) such filings as have been made prior to the date hereof, and (ii) such additional post-closing filings as may be required to comply with applicable state and federal securities laws, each of which will be filed with the proper authority by the Company within the time prescribed by law.

2.16 Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

2.17 Related Party Transactions. No employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services previously rendered, (ii) as reimbursement for reasonable expenses incurred on behalf of the Company, or (iii) for other standard employee benefits made generally available to all employees (not including stock option agreements outstanding under the 1999 Stock Option Plan). To the knowledge of the Company and the Company Stockholders, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock representing less than 1% equity ownership in publicly traded companies that may compete with the Company. No officer, director, or stockholder of the Company or any member of their immediate families is, directly or indirectly, interested in or a party to any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock of the Company).

2.18 Broker's and Finders' Fees. Neither the Company nor any of the Company Stockholders has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.19 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Articles of Incorporation or Bylaws, and the Company and the Company Stockholders are not in violation or default of any mortgage, indenture, agreement, instrument, judgment, order, writ, decree or contract to which he/she/it is a party or by which he/she/it is bound, or any provision of any federal or state statute, rule or regulation applicable to any of them. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its businesses operations, properties or assets.

2.20 Business Plan. The Company, previously delivered to Parent a business plan (#14) dated June 21st, 2000 (the "Business Plan"), which was prepared in good faith by the Company and, with the exception of any revenue forecasts or projections, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, except that with respect to assumptions, projections and expressions of opinion or predictions contained in the Business Plan, including those containing any revenue forecasts or projections, the Company and the Company Stockholders represent only that such assumptions, projections, expressions of opinion or predictions were made in good faith and that the Company and the Company Stockholders believe, after reasonable investigation that, with the exception of any revenue forecasts or projections contained in the Business Plan, there is currently a reasonable basis therefore.

2.21 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.22 Employees. There is no strike, labor dispute or union organization activity pending or threatened between the Company and its employees. None of the Company's employees belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable local, state and federal laws, rules and regulations related to labor or employment including provisions related to wages, hours, equal opportunity, occupational health and safety, severance, collective bargaining and the payment of social security and other taxes. To the knowledge of the Company and the Company Stockholders, no employee of the Company is currently in violation of any judgment, decree, order, or agreement relating to the relationship of any such employee with the Company, or any other party, due to either (i) the nature of the business of the Company as conducted presently or proposed to be conducted, or (ii) the use by the employee of his or her best efforts with respect to the conduct of such business. The Company and the Company Stockholders are not aware that any officer or key employee intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

2.23 Changes. Since October 31, 2000, other than immaterial and nonadverse changes in the ordinary course of business, there has not been:

(a) any change in the assets, liabilities, financial condition, or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that haven't been and are not expected to be individually in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, affecting the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company affecting the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

(e) any entering into or change in the terms of any material contract or arrangement by which the Company or any of its respective assets or properties is bound or to which the Company or any of such assets or properties is subject;

(f) any change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any sale, assignment, or transfer of any Company Intellectual Property;

(h) any resignation or termination of employment of any director, officer or key employee of the Company, nor do the Company have any knowledge of the impending resignation or termination of employment of any such person;

(i) any receipt of notice by the Company that there has been a loss of, or material order cancellation by, any customer of the Company;

(j) any mortgage, pledge, transfer of a security interest in, or lien created by the Company with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(k) any loans or guarantees made by the Company to or for the benefit of its respective employees, stockholders, officers, or directors, or any members of their immediate families, other than customary travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside, or payment of any dividend or other distribution of the assets of the Company in respect of any of the capital stock of the Company , as the case may be, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company , as the case may be;

(m) to the best of the knowledge of the Company and the Company Stockholders after reasonable investigation, any other event or condition of any character that might affect the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted); or

(n) any agreement or commitment by the Company to do any of the things described in this Section 2.23.

2.24 Employee Compensation Plans. Except as set forth on Schedule 2.24, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

2.25 Corporate Documents. The copy of the minute books of the Company provided to counsel to Parent contains minutes of all meetings of the Board of Directors and stockholders and all actions by written consent without a meeting by the Board of Directors and stockholders since the date of the Company's incorporation, and accurately reflects all actions by the Board of Directors (and any committee thereof) and stockholders with respect to all transactions referred to in such minutes in all material respects. Except for the execution of this Agreement, neither the stockholders nor the Board of Directors of the Company have taken any action relating to the merger, consolidation, sale of assets or business, liquidation, dissolution or any other reorganization of the Company.

2.26 Disclosure. To the knowledge of the Company and the Company Stockholders, Company has provided Parent with all material information which Parent has requested, to the extent such information exists, in connection with the execution of this Agreement. No representation or warranty of the Company and the Company Stockholders contained in this Agreement, the Related Agreements, or any certificate furnished or to be furnished to the Parent at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.27     Securities Matters.

(a) Company and the Company Stockholders acknowledge that the Parent Common Stock to be issued as the Merger Shares and the Additional Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws (collectively, the

"Unregistered Shares"). No person other than the receiving Company Stockholder has any right with respect to or interest in the Unregistered Shares acquired by such Company Stockholder, nor has any Company Stockholder agreed to give any person any such interest or right in the future. Company Stockholders are acquiring the Unregistered Shares solely for investment with no present intention to distribute any of the Unregistered Shares to any other person, and the Company Stockholders will not sell or otherwise dispose of any of the Unregistered Shares except in transactions exempt from registration under the Securities Act and any applicable state securities laws or pursuant to an effective registration statement thereunder. Each Company Stockholder agrees that there will be placed on any certificate representing its Unregistered Shares substantially the following legend:

       "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or under any state securities laws in reliance on one or more exemptions thereunder and may not be sold or transferred except in transactions exempt from registration under the Securities Act and any applicable state securities laws or pursuant to an effective registration statement thereunder."

       (b) Company Stockholders acknowledge that they have received, or have had access to, all information which they consider necessary or advisable to enable them to make a decision concerning their acquisition of the Merger Shares and Additional Shares. Company Stockholders have such knowledge and experience in financial and business matters such that they are capable of evaluating the merits and risks of its acquisition of the Merger Shares and Additional Shares and Company Stockholders are able to bear the economic risk of their investment (including a complete loss of their investment). In making their investment decision to acquire the Merger Shares and Additional Shares, Company Stockholders are not relying on any oral or written representations or assurances from Parent, any representative of Parent or any other person. The Company Stockholders and their agents have had an opportunity to discuss Parent's management, business plan and financial condition with Parent's management. The Company Stockholders understand that the Parent Common Stock received hereunder involves a high degree of risk, and there can be no assurance Parent's business objectives will be obtained.

                                   SECTION 3.

            Representations and Warranties of Parent and Merger Sub.

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company Stockholders, as follows:

3.1 Authorization; Corporate Power. Each of Parent and Merger Sub has all requisite corporate authority, full right and power, without the consent of any other persons, to carry out and perform its obligations under the terms of this Agreement and the Related Agreements. This Agreement has been, and the Related Agreements to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of Parent and Merger Sub to the extent Parent and Merger Sub is a party thereto, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of Parent or Merger Sub and are not prohibited by, do not violate or conflict with, any provision of, and do not constitute a default under or a breach of (a) the Articles or Bylaws of Parent or Merger Sub, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective assets are bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to Parent or Merger Sub. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, other than the Board of Directors of Parent and Merger Sub, is required for the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby.

3.2 Due Organization. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and California, respectively, with full power and authority and all requisite licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on its business, properties, prospects or financial condition.

3.3 Broker's and Finders' Fees. Except for fees due to KBL Capital Partners Inc., which are the sole responsibility of Parent, Parent and Merger Sub have not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.4 SEC Documents; Financial Statements. As of their respective filing dates, each statement, report, registration statement and other filing filed with the SEC by Parent since June 10, 1999 (collectively, the "Parent SEC Documents") complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). The Certificate of Incorporation and Bylaws of Parent most recently filed as exhibits to the Parent SEC Documents are in effect without any further amendment as of the date hereof.

3.5 Representations Complete. None of the representations or warranties made by Parent and Merger Sub herein or in any Schedule hereto, or any certificate furnished by Parent pursuant to this Agreement contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   SECTION 4.

                 Conditions of Parent's Obligations at Closing.

The obligations of the Parent and Merger Sub under Section 1 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by Parent:

4.1 Representations and Warranties. The representations and warranties of the Company and Company Stockholders contained in Section 2 shall be true on and as of the Closing with the same effect as if made on and as of the Closing.

4.2 Performance. The Company and Company Stockholders shall have performed or fulfilled all agreements, obligations, covenants and conditions contained herein required to be performed or fulfilled by them before the Closing, including without limiting the generality of the foregoing, that there shall be no Dissenting Shares.

4.3 Board Approval. The Board of Directors of Parent and Merger Sub shall have approved the transactions contemplated herein and the execution of this Agreement and each of the Related Agreements.

4.4 Proceedings Satisfactory; Compliance Certificate. All actions taken by the Company and Company Stockholders in connection with the transactions contemplated by this Agreement and all documents and papers relating to such transactions shall be satisfactory to Parent, in the reasonable exercise of the judgment of the Parent. The Company shall have delivered to Parent:

         (i) a certificate signed by the President and Chief Financial Officer of the Company, significantly in the for attached hereto Exhibit O, dated on the Closing Date, stating that the conditions set forth in Sections 4.1 and 4.2 have been fully satisfied;

         (ii) certified copies of the Company's Board of Directors and Company Stockholders authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party, and the consummation of all other transactions contemplated by this Agreement and such Related Agreements;

         (iii) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder.

4.5 Employment Agreements. The Employment Agreements contained in Exhibits C through N shall have been executed by the parties thereto.

4.6 Due Diligence/Title. Parent shall be satisfied, in its absolute discretion,

         (i) with the results of its due diligence investigation of Company, including without limiting the generality of the foregoing, Company's intellectual property, contractual obligations, indebtedness and liabilities (whether accrued, absolute, contingent or otherwise), operations, business affairs and prospects;

            (ii) that on the Closing Date, it will obtain good and valid title to the legal and beneficial ownership of all, but not less than all, of the Company Capital Stock free and clear of all encumbrances; and

               (iii) the security interest of Silicon Valley Bank to which the assets of the Company are subject has been terminated, and such assets are free of all liens and encumbrances of any kind.

                                   SECTION 5.

 Conditions of the Company and the Company Stockholders Obligations at Closing.

         The  obligations  of the  Company and the  Company  Stockholders  under
Section 1 of this Agreement are subject to the fulfillment at or before Closing of each of the following conditions, any of which may be waived in writing by the Company and the Company Stockholders:

5.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Sections 3 shall be true on and as of the Closing with the same effect as if made on and as of the Closing.

5.2 Performance. Parent and Merger Sub shall have performed or fulfilled all agreements, obligations, covenants and conditions contained herein and required to be performed or fulfilled by Parent and Merger Sub as of the Closing, including payment of the required Merger Shares as set forth in Section 1.2 hereof.

5.3 Proceedings Satisfactory; Compliance Certificate. All corporate and legal proceedings taken by Parent and Merger Sub in connection with the transactions contemplated by this Agreement and all documents and papers relating to such transactions shall be satisfactory to the Company, in their reasonable exercise of the judgment. Parent shall have delivered to the Company:

         (i) a certificate signed by the President and Chief Financial Officer of Parent in the form attached hereto as Exhibit O, dated the date of the Closing, stating that the conditions set forth in Sections 5.1 and 5.2 have been fully satisfied;

         (ii) certified copies of the resolutions duly adopted by Parent's Board of Directors and merger Sub's Board of Directors authorizing the execution, delivery and performance of this Agreement and the Related Agreements, the issuance and sale of the Parent Common Stock, and the consummation of all other transactions contemplated by this Agreement and the Related Agreements;

         (iii) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder. 5.4 The Employment Agreements contained in Exhibits C through N shall have been executed by the parties thereto.

                                   SECTION 6.

                            COVENANTS OF THE COMPANY

The Company and the Company Stockholders hereby agree on behalf of themselves, and agree to cause the Company, to keep, perform and fully discharge the following covenants and agreements.

         6.1 Interim Conduct of Business. From the date hereof until the Closing, the Company shall preserve, protect and maintain the business of Company and shall operate Company consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by Parent, the Company shall:

                  (a) Maintain inventories at current levels, except for sales in the ordinary course of business, and maintain its properties in good repair, order and condition, reasonable wear and tear excepted;

                  (b) Maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees, all liability and other casualty insurance, and all bonds on personnel, presently carried;

                  (c) Preserve intact its organization and reputation and keep available the services of its present executives, employees and agents and preserve the good will of suppliers, customers and others having business relationships with it;

                  (d) Maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

                  (e) Not enter into, amend or terminate any employment, bonus, severance or retirement contract or arrangement, nor increase any salary or other form of compensation payable or to become payable to any of its executives or employees;

                  (f) Not enter into, amend or terminate, or agree to enter into, amend or terminate, any material contract referred to in Section 2.9;

                  (g) Not extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary and regular course of business;

                  (h) Not declare, set aside or pay any dividend or make any other distribution with respect to its capital stock;

                  (i) Not  merge  or  consolidate  with or  agree  to  merge  or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire, any corporation, partnership, or other business organization or division thereof;

                  (j) Not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, properties, rights or claims, except in the ordinary course of business;

                  (k) Not authorize for issuance, issue, sell or deliver any additional shares of capital stock of any class or any securities or obligations convertible into shares of its capital stock of any class or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class;

                  (l) Not take any action, not previously announced to the trade, including providing promotions, coupons, discount or price increases;

                  (m) Not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of business;

                  (n) Not take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity with respect to an acquisition, combination or similar transaction involving its or substantially all of its assets or securities related thereto, and the Company Stockholders will promptly inform Parent of the existence of any such inquiry, proposal, expression of interest or offer and shall not without the written consent of Parent furnish any information to or participate in any discussions or negotiations with any other person or entity regarding the same; or

                  (o) Not make, change, or revoke any material tax election inconsistent with past practice, not settle or compromise any material federal, state, local or foreign tax liability nor agree to an extension of a statute of limitations.

From the date hereof until the Effective Time, the Company shall confer on a regular and frequent basis with one or more designated representatives of Parent to report material operational matters and the general status of on-going operations of the Company. The Company shall promptly notify Parent of any material change in the financial condition, results of operations, properties, business or prospects of the Company and shall keep Parent fully informed of such events and permit Parent's representatives to participate in all discussions relating thereto.

         6.2 Access. From the date hereof through the Closing Date, the Company shall give Parent and its representatives full and free access to all properties, facilities, personnel, books, contracts, leases, commitments and records, and during this period the Company shall furnish Parent with all financial and operating data and other information as to the Company and its assets, properties, rights and claims, as Parent may from time to time request. In particular, the Company shall (a) afford to the officers, employees, attorneys, accountants, appraisers, and other authorized representatives of Parent reasonable access, during normal business hours, to the offices, plants, properties, books and records of the Company in order that Parent may have full opportunity to make such legal, financial, accounting and other reviews or investigations of the Company as Parent shall desire to make, (b) use its best efforts to cause its independent public accountants to permit Parent's independent public accountants to inspect their work papers and other records relating to the Company, and (c) furnish to Parent and its authorized representatives such additional financial and operating data and other information regarding their assets, properties, rights, claims, contracts, goodwill and business as Parent shall from time to time request.

         6.3 Best Efforts. The Company and Company Stockholders shall use their best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, the Company and Company Stockholders shall use their best efforts to fulfill the conditions to their obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Closing Date.

                                   SECTION 7.

                       COVENANTS OF PARENT AND MERGER SUB

Parent and Merger Sub hereby agree to keep, perform and fully discharge the following covenants and agreements:

         7.1 Best Efforts. Parent and Merger Sub shall use their best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, Parent and Merger Sub shall use their best efforts to fulfill the conditions to their own obligations hereunder and to cause their representations and warranties to remain true and correct in all material respects as of the Closing Date.

         7.2 Registration Rights. Twenty percent (20%) of the Merger Shares to be issued to the Company Stockholders at the Closing Date (allocated among the Company Stockholders in the same proportions as the Parent Common Stock to be issued pursuant to Section 1.2 hereof) shall have registration rights (the "Registerable Stock"). Parent shall use its best efforts to file a registration statement with the Securities and Exchange Commission covering the Registerable Stock within six (6) months of the Closing Date, and, if such registration is made pursuant to a shelf registration on an appropriate form, Parent shall cause such registration to remain effective until the first anniversary of the date such Registerable Stock are issued. In the event that a registration statement covering the Registerable Stock is not filed within six (6) months of the Closing Date, Parent shall, on the six month anniversary of the Closing Date, issue to the Company Stockholders (allocated among the Company Stockholders in the same proportions as the Merger Shares are to be issued to the Company Stockholders) an amount of Parent Common Stock equal to five percent (5%) of the number of shares constituting the Merger Shares issued at the Closing (the "Additional Shares"). The Additional Shares, if any, shall be placed into Escrow and shall thereafter be treated the same as Escrow Shares. If the Registerable Stock becomes freely tradable on a public exchange within six (6) months of Closing, then no Additional Shares shall be issued or owing to Company Stockholders. The failure by Parent to register the Registerable Stock within six (6) months of the

Closing Date and the issuance of the Additional Shares shall be Parent's sole liability for failure to register the Registerable Stock.

                                   SECTION 8.

                           TERMINATION BY THE PARTIES

         Without prejudice to other remedies which may be available to the parties by law or under this Agreement, this Agreement may be terminated and the sale contemplated herein may be abandoned:

         (a)      by mutual consent of the parties hereto;

         (b) by any party hereto by giving written notice of such termination on the Closing Date to the other party (the "Notified Party") if, as of the Closing Date, any material condition precedent to the performance of the obligations of the party giving such notice shall not have been satisfied and shall not have been waived by such party; or

         (c) by any party by notice to the other party if the Closing shall not have been consummated on or before November 30th, 2000, unless extended by written agreement of the parties hereto, so long as the party terminating this Agreement shall not be in default hereunder.

In the event of termination of this Agreement under this Section prior to Closing, each party hereto will pay all of its own fees and expenses and there shall be no further liability hereunder on the part of any party hereto, or any of its directors or officers, whether in damages or as to any costs or expenses incurred in connection with this Agreement; provided, however, that upon the Closing of the transactions provided for herein, nothing in this Section shall relieve any party from liability for any breach of this Agreement which was not specifically and explicitly waived, in writing, prior to Closing.

                                    SECTION 9

                          SURVIVAL AND INDEMNIFICATION

         9.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall be fully effective and enforceable for the following periods:

         (a)  As  to  matters  involving  the   representations  and  warranties
contained in Sections 2.2, 2.3, 2.4, 2.5, 2.6 and 2.11 or any intentional misrepresentations, inaccuracies or actions in violation or breach of this Agreement, for an indefinite period;

         (b) As to matters involving Sections 2.8 and 2.14 of this Agreement, for a period of five (5) years from the Closing Date; and

         (c) As to any other matters, for a period of eighteen (18) months from the Closing Date;

but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Section. Any claim for indemnification asserted in writing before the applicable date stated above shall survive until resolved or judicially determined. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party, except as specifically set forth herein or in a Schedule or document delivered pursuant to this Agreement.

         9.2 Indemnification. Each party shall indemnify and hold harmless the other from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively "Claims") related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein, together with interest at a floating interest rate equal at all times to the rate of interest publicly announced from time to time by Harris Trust and Savings Bank as its corporate base rate from the date upon which such loss, damage, expense or liability was incurred to the date of payment. In addition, Parent shall indemnify and hold harmless each Company Stockholder for any Claim suffered by such Company Stockholder in the event the Merger Shares and any Additional Shares paid to such Company Stockholder pursuant to the terms and conditions herein are deemed by the appropriate tax authority to constitute ordinary income to such Common Stockholder (the "Tax Indemnity"); provided however, that any such Tax Indemnity shall be limited to the lesser of (a) the difference between the Taxes which would have applied by deeming payments of the Merger Shares and Additional Shares as ordinary income and the Taxes which would have applied by deeming such payments as capital gain; or (b) the amount of realized tax benefits actually received by Parent or Company (in the form of a reduction in Taxes which would have actually been paid in the same year) as a result of the corresponding tax deductions, minus interest or penalties actually paid. A change in the amount of a net operating loss of the Parent or Company will not constitute a realized tax benefit actually received. Any party seeking indemnification shall give prompt written notice to the indemnifying party of the facts and circumstances giving rise to the claim (the "Notice"). The loss, damage and expense incurred by a party shall take into account any insurance proceeds received by such party. The Company Stockholders' indemnification obligation hereunder shall be joint and several to the extent that any indemnification obligation is satisfied from the Parent Common Stock held in Escrow, and thereafter, only several. The Company Stockholders shall be solely and exclusively responsible for indemnification for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein with respect to the Company attributable or related to the period prior to the Closing, and nothing contained herein shall be interpreted to make the Surviving Corporation liable for any such indemnification.

9.3 Limitations on Indemnification Obligation. A party (the "Indemnifying Party") shall not be liable and the party seeking indemnification hereunder (the "Claimant") agrees not to enforce any claim for indemnification under this Agreement until the aggregate amount of all such claims exceeds $10,000 (the "Threshold Amount"), and then the Claimant shall be entitled to recover on all claims, including the Threshold Amount. The Claimant shall provide the Indemnifying Party with Notice of all claims included in the Threshold Amount. The Threshold Amount shall not apply to the Claims under Section 9.6 or Excess Expenses (as hereinafter defined). The maximum liability of the Indemnifying Party for all claims and damages of every kind and character arising under or in connection with this Agreement and the transactions contemplated hereby, including indemnification, shall be the Purchase Price, as increased by any signing bonuses granted pursuant to the Employment Agreements, subject to the further limitations set forth below for the Company Stockholders. It is specifically agreed that the maximum aggregate liability of each of the parties with respect to any indemnity obligation hereunder shall be in the case of (i) Parent, limited to the Purchase Price (provided that with respect to the Tax Indemnity, the maximum aggregate liability shall be as set forth in Section
9.2 above), and (ii) the Company Stockholders limited to the sum of the value of Parent Common Stock received by each respective Company Stockholder under this Agreement, any signing bonus, and any Parent stock options granted pursuant to an Employment Agreement with such Company Stockholder (collectively the "Parent Stock Value"). For the purposes of calculating such maximum liability for each Company Stockholder, the "Parent Stock Value" received by each Company Stockholder shall mean the combined value of (x) the value of the Merger Shares received by such Company Stockholder which is the product of (A) the number of Merger Shares received by such Company Stockholder at the Closing which are not subject to Escrow and (B) the value of each such Merger Share received by each Company Stockholder which value shall be deemed as the closing last sale price of the Parent Common Stock on the OTC Bulletin Board, or other national stock exchange, on the earlier of (1) the day the registration of such Merger Shares with the SEC is made effective, (2) the day such Merger Shares are freely tradable by such Company Stockholder pursuant to Rule 144 under the Securities Act, or (3) the day such Company Stockholder or Company is found liable to Parent for an indemnity obligation hereunder, and (y) the total value of the Escrow Shares released from Escrow and delivered to such Company Stockholder (with the value of each such Escrow Share to be deemed the closing last sale price of the Parent Common Stock on the OTC Bulletin Board, or other national stock exchange, on the day immediately prior to the day such Escrow Shares are released from Escrow and delivered to such Company Stockholder). In applying the foregoing and otherwise determining the amount subject to any claim for indemnification, the amount of any insurance proceeds received by the Claimant shall be deducted from the amount of the required indemnification payments.

         9.4 Escrow. Parent shall be entitled to recover any indemnification payments due hereunder from Parent Common Stock held in the Escrow. To the extent that the Company or Company Stockholders are found liable to indemnify Parent hereunder, a sufficient number of shares of Parent Common Stock shall be released to Parent in satisfaction of such indemnification obligation. For purposes of determining the number of shares of Parent Common Stock to be released, the Current Market Price (determined by reference to the date of release of the shares of Parent Common Stock from the Escrow to Parent rather than the date referred to in Section 1.6(a)) shall be used. If the shares of Parent Common Stock released from the Escrow are insufficient to satisfy such indemnification obligation, the Company Stockholders shall remain liable severally (but not jointly) to Parent for the deficiency, but in no event more than the Parent Stock Value for all Company Stockholders.

         9.5 Assumption and Defense of Third-Party Action. If any claim hereunder arises out of a claim against a Claimant by a third party (a "Third-Party Claim"), the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of the Third-Party Claim, with counsel reasonably satisfactory to the Claimant, and to settle and compromise any such Third-Party Claim, provided, however, that such settlement or compromise shall be effected only with the consent of the Claimant, which consent shall not be unreasonably withheld. The

Claimant shall have the right to employ counsel to represent it if, in the Claimant's reasonable judgment, it is advisable for the Claimant to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Claimant. The Claimant shall have the right to control the defense of any Third-Party Claim if it notifies the Indemnifying Party that it is assuming the defense of such claim and that the Indemnifying Party is relieved of its obligations to the Claimant with respect to such Third-Party Claim, whereupon the Indemnifying Party shall be relieved of its obligations under this Section 9 with respect to such Third-Party Claim. Except as provided in the preceding sentence, if the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any Third-Party Claim, it shall be bound by the results obtained by the Claimant with respect to such Third-Party Claim. Each of the parties hereto agrees to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim, provided the Claimant shall be reimbursed for any actual out-of-pocket expenses incurred by it in connection therewith at the request of the Indemnifying Party. It is expressly agreed and understood that any defense by the Company Stockholders of any Third-Party Claims affecting the Company shall not be conducted in a manner which (i) adversely affects or impairs in any way the value or usefulness of the assets of the Company, (ii) materially affects adversely or materially impairs the business of the Company, or (iii) adversely affects or impairs the continued validity or good standing of the Company.

         9.6 Special Indemnification for Employee Incentive Benefit Program. Notwithstanding the disclosure of the existence of and terms related to the Employee Incentive Benefit Program ("Special Benefit Program") for eligible employees in Schedule 2.24(1), the Company Stockholders shall fully indemnify Parent or the Company (as specified by Parent) for all costs or expenses related to the Special Benefit Program, up through the date of its scheduled expiration. For purposes of such indemnification the Threshold Amount shall not apply.

                                   SECTION 10

                                 Miscellaneous.

         10.1 Entire Agreement; Successors and Assigns. This Agreement, the exhibits and schedules hereto, the Non-disclosure Agreement dated August 24, 2000 and the Related Agreements constitute the entire agreement between the parties hereto relative to the subject matter hereof. Any previous agreements between the parties hereto are superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

         10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflicts of laws provisions. Any controversy or claim arising out of, relating to, or in connection with, this contract, or the breach, termination or validity thereof, shall be settled by arbitration in accordance with the CPR Non-Administered Arbitration Rules & Commentary, by three arbitrators, of whom each party shall appoint one. Judgment upon the award rendered by the Arbitrators may be entered by any court having jurisdiction thereof. The seat of the arbitration shall be in Chicago, Illinois.

         10.3 Counterparts. This Agreement and the Related Agreements may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         10.4 Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         10.5 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or delivery by overnight courier, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed
(i) if to Parent, as set forth below Parent's name on the signature page of this Agreement, (ii) if to Company, as set forth below Company's name on the signature page of this Agreement, and (iii) if to the Company Stockholders, to Richard R. Russell at the address set forth below his/her name on the signature page to this Agreement, as representative to all of the Company Stockholders. Richard R. Russell shall be required to make all determinations or decisions required to be made by any or all of the Company Stockholders hereunder, on behalf of all of the Company Stockholders. All of the Company Stockholders hereby grant to Richard R. Russell an irrevocable power of attorney (coupled with an interest) to effectuate the authority granted to Richard R. Russell in the preceding sentence.

         10.6 Finder's Fees. Company, Company Stockholders and Parent will indemnify each other against all liabilities incurred by the Indemnifying Party with respect to claims related to investment banking or finder's fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the Indemnifying Party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

         10.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         10.8 Expenses. Parent and Company shall each be responsible for their own legal, accounting and similar fees and expenses incurred in connection with the transaction contemplated herein; provided, however, in the event that the Closing occurs, all fees and expenses of Company in connection with this transaction up to $41,000 (including costs for services by Arthur Andersen) shall be paid and be for the account of the Company. Any fees and expenses in connection with this transaction to which the Company is subject above $41,000, (including costs for services by Arthur Andersen) shall be deemed "Excess Expenses" and an amount of Parent Common Stock, based on the Current Market Price (determined by reference to the date of release of the shares of Parent Common Stock from the Escrow to Parent rather than the date referred to in
Section 1.6(a)) shall be deducted from the Merger Shares held in Escrow. For purposes of this section, the total value of the Company and Company
Stockholders' fees and expenses shall be the sum of the following: (i) the amount of the actual fees and services incurred by Company in connection with the transaction contemplated herein prior to Closing as obtained from and listed in a written quote from Company's counsel; and (ii) a reasonable amount for the estimated fees and services to be incurred by Company post Closing as mutually agreed upon by the parties at Closing.

         10.9 Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same. No wavier by any party of the breach of any term or covenant contained in this Agreement in any one or more instances shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         10.11    Disclosure.
                  ----------

                  (a) Parent and Company will consult and agree upon the form, terms and substance of all press releases, public announcements and publicity statements with respect to this Agreement and the transactions contemplated herein prior to release. Neither Parent, Company nor any of the Company Stockholders shall furnish any press releases, public announcements, publicity statements or other written communications to any third party or to the public generally concerning this Agreement or the transactions contemplated herein without prior mutual agreement of Parent and the Company Stockholders unless required by law.

                  (b) Company Stockholders hereby acknowledge that they are aware (and that any of their representatives, attorneys, accountants or other advisors who are apprised of this matter have been or will be advised) that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company. Accordingly, each Company Stockholder hereby agrees that, until the earlier of three (3) days following the public announcement of this transaction or the termination of all discussions regarding this transaction, it or (s)he will not, and it or (s)he will advise its or his/her representatives, attorneys, accountants or other advisors who are apprised of this matter not to, directly or indirectly, in any manner (i) trade in securities of Parent or any interest or position relating to the future price of the securities of Parent (such as a put, call or short sale); or (ii) give trading advice of any kind to anyone about Parent (other than advising others not to trade if doing so would violate the law or this Agreement).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



The Company Stockholders:            /s/
------------------------             -----------------------------------
                                     David ngo


                                     /s/
                                     -----------------------------------
                                     Richard Russell


                                     /s/
                                     -----------------------------------
                                     Jay Di Silvestre


                                     /s/
                                     -----------------------------------
                                     David Susal


                                     /s/
                                     -----------------------------------
                                     Allan Syiek


                                     /s/
                                     -----------------------------------
                                     Christopher White


Parent:                              SOFTQUAD SOFTWARE, LTD.,
-------                              a Delaware corporation



                                     By: /s/
                                        ----------------------------------
                                     Name:    Andrew Muroff
                                     Title:   President
                                     Address: 161 Eglinton Avenue East,
                                              Suite 400, Toronto Ontario M4P 1J5


                                     ADVANCED DATA ENGINEERING, INC.,
                                     a California Corporation


                                     By: /s/
                                        ----------------------------------
                                     Name:    Richard Russell
                                     Title:   General Manager
                                     Address: 1310 Redwood Way, Suite 120
                                              Petaluma, California 94954-6514



Merger Sub:                          SOFTQUAD SOFTWARE CALIFORNIA, LTD.,
-----------                          a California corporation

                                     By: /s/
                                        ----------------------------------
                                     Name:    Andrew Muroff
                                     Title:   President
                                     Address: 161 Eglinton Ave East, Ste 400
                                              Toronto, Ontario M4P 1J5